Exhibit 107
Rule 457 Calculation of Filing Fee Tables
Form S-3
(Form Type)
Jushi Holdings Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Subordinate Voting Shares, no par value	457(c)	23,400,000(2)	$0.51(3)	$11,934,000	0.00014760	$1,761.46
	Total Offering Amounts
	Total Fee Offsets
	Net Fee Due							$1,761.46
(1)Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock being registered hereunder include such indeterminate number of shares as may be issuable as a result of stock splits, stock dividends or similar transactions.
(2)The amount to be registered includes 19,400,000 Subordinate Voting Shares issuable upon exercise of warrants.
(3)Estimated solely for the purposes of computing the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the bid and asked prices of the Registrant's Subordinate Voting Shares as of August 27, 2024.